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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
Aspen Technology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:
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FILING PURSUANT TO RULE 14a-12

        This filing is being made pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended. This filing contains statements about Aspen Technology, Inc. ("Aspen"), Advent International, Inc. ("Advent"), and the proposed sale of Aspen's Series D convertible preferred stock and warrants to Advent and holders of Aspen's Series B convertible preferred stock, and the exchange of shares of Aspen's Series B convertible preferred stock and warrants for Series D convertible preferred stock and warrants. Statements in this filing regarding these proposed transactions, the benefits to be derived from the proposed transaction and any other statements about Aspen's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause events to differ materially from those indicated by such forward-looking statements, including: Aspen's ability to consummate the proposed financing transaction and the other factors described in Aspen's current report on Form 8-K filed with the SEC on July 11, 2003. Aspen expressly disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this filing.

        The following is the text of a press release issued by Aspen on August 11, 2003.

For Immediate Release

Aspen Technology Reiterates Importance of Proposed Financing

        CAMBRIDGE, Mass.—August 11, 2003—Aspen Technology, Inc. (NASDAQ: AZPN) today issued a formal response to inquiries by its shareholders as to the impact of the announcement on Thursday, August 7, 2003 by the Federal Trade Commission seeking divestiture of Hyprotech, on the proposed $100 million private equity investment from funds managed by Advent International Corporation, which will be voted on at its upcoming shareholder meeting on August 13, 2003. The response also addressed recent public comments from two shareholders voicing opposition to the financing proposal.

        AspenTech has outlined several points below to respond to shareholder inquiries, as well as to address concerns voiced by the two dissident shareholders, in order to emphasize the importance of approving the Advent financing:

  •
  The Advent financing proposal will not be changed by the August 7, 2003 announcement by the FTC seeking divestiture of Hyprotech. The proposed financing does not require resolution of the FTC inquiry and can close immediately after receipt of shareholder approval. The company believes that the FTC announcement seeking divestiture of Hyprotech makes the approval of the proposed Advent financing even more important for AspenTech and its shareholders.

  •
  The company and its Board of Directors evaluated a variety of public and private market alternatives to raise additional capital, as well as alternatives to restructure upcoming payment obligations, and determined the proposed Advent financing to be the most attractive alternative. The company's access to the traditional capital markets has been constrained by a number of factors, including the significant outstanding repayment obligations, anti-dilution provisions of its existing preferred stock and warrants and the continuing FTC inquiry into the effects of the company's acquisition of Hyprotech. Last week the FTC issued a formal complaint against the company that the company anticipates will make it even more difficult for the company to access the capital markets or alternative sources of capital. Advent was selected after completion of a competitive process that involved discussions with more than twenty potential private equity investors and was the only investor to submit a proposal that did not require resolution of the FTC investigation as a condition to financing.

  •
  New financing is necessary for the company to address significant upcoming repayment obligations, and the proposed Advent financing provides significant capital to address these obligations. The company will be required to repay at maturity $86,250,000 in aggregate principal amount of the company's 5 1/4% subordinated convertible debenture due June 15, 2005, and may be required to redeem all or a portion of $60,000,000 in stated value of its outstanding Series B convertible preferred stock in fiscal years 2004 and 2005. Payment in cash of these obligations, particularly $30,000,000 that may become due in August 2003 to the Series B preferred stockholders, will severely reduce the company's liquidity. While the company may pay the obligations to the Series B preferred stockholder in common stock, any such payment would significantly dilute existing common stockholders and would not address the upcoming maturity of 5 1/4% subordinated convertible debentures or add any additional working capital to the company's balance sheet.

  •
  Douglas Brown, an AspenTech board member who had been affiliated with Advent, was recused from all board deliberations with regards to potential private equity investors. In November 2002, AspenTech initiated a competitive process in which it held preliminary discussions with more than twenty potential investors. Since Advent was included in the list of potential investors Mr. Brown was recused from all board deliberations on this topic.

        AspenTech believes the resulting reduction of risk and increased stability within its capital structure, along with recent improvements in its operational and financial performance, will enhance the confidence of its stockholders, customers, lenders and vendors in AspenTech. The company believes that the proposed $100 million financing is in the best interests of shareholders and has received endorsement on all proposals from Institutional Shareholder Services (ISS).

About AspenTech

        Aspen Technology, Inc. is a leading supplier of enterprise software to the process industries, enabling its customers to increase their margins and optimize their business performance. AspenTech's engineering solutions, including Hyprotech's technologies, help companies design and improve their plants and processes, maximizing returns throughout their operational life. AspenTech's manufacturing/supply chain solutions allow companies to run their plants and supply chains more profitably, from customer demand through to the delivery of the finished products. Over 1,200 leading companies rely on AspenTech's software every day to drive improvements across their most important engineering and operational processes. AspenTech's customers include: Air Liquide, AstraZeneca, Bayer, BASF, BP, ChevronTexaco, Dow Chemical, DuPont, ExxonMobil, GlaxoSmithKline, Lyondell Equistar, Merck, Mitsubishi Chemical, Shell, Southern Company, TXU Energy and Unilever. For more information, visit www.aspentech.com.

        AspenTech and the Aspen logo are trademarks of Aspen Technology, Inc., Cambridge, Mass.

Contacts:

For Investors: Joshua Young Aspen Technology, Inc. (617) 949-1274 joshua.young@aspentech.com	For Media: Peter Watt Aspen Technology, Inc. +44 1223 819-752 peter.watt@aspentech.com

IMPORTANT ADDITIONAL INFORMATION HAS BEEN FILED WITH THE SEC

        Aspen has filed with the SEC and mailed to its stockholders a Proxy Statement in connection with the proposed financing transactions. The Proxy Statement contains important information about Aspen, Advent International, Inc., the proposed transactions and related matters. Investors and security holders are urged to read the Proxy Statement carefully.

        Investors and security holders may obtain free copies of the Proxy Statement and other documents filed with the SEC by Aspen through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the Proxy Statement by contacting Investor Relations, Aspen Technology, Inc., Ten Canal Park, Cambridge, Massachusetts 02141, telephone (617) 949-1000.

        Aspen, Advent and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by Aspen's financing transaction. Information regarding Aspen's directors and executive officers is contained in Aspen's Form 10-K for the fiscal year ended June 30, 2002 and its proxy statement dated July 11, 2003, which have been filed with the SEC. As of June 20, 2003, Aspen's directors and executive officers beneficially owned approximately 2,810,880 shares of Aspen's common stock, representing approximately 6.9% of that class. As of June 20, 2003, Advent had no beneficial ownership of Aspen common stock.

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FILING PURSUANT TO RULE 14a-12
Aspen Technology Reiterates Importance of Proposed Financing
IMPORTANT ADDITIONAL INFORMATION HAS BEEN FILED WITH THE SEC